Exhibit 99.1
The Wilber Corporation Announces First Quarter 2006 Earnings and Quarterly Dividend
FOR IMMEDIATE RELEASE

DATE:	April 28, 2006
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York - The Wilber Corporation, parent company of Wilber National Bank, today reported net income of $1.953 million and earnings per share of $0.18 for the three month period ended March 31, 2006. By comparison the Company's net income and earnings per share for the three month period ended March 31, 2005, were $2.170 million and $0.19, respectively. This represents a 10.0% decrease in net income and a 5.3% decrease in earnings per share. The Company's return on average assets and return on average equity for the first quarter of 2006 were 1.05% and 11.71%, respectively, as compared to 1.16% and 12.94% for the same period in 2005. For the quarter ended March 31, 2006, average total assets of the Company were $752.498 million, as compared to $760.091 million for the same period ended March 31, 2005. This is a $7.593 million or 1.0% decrease.

Douglas C. Gulotty, the Company's President and CEO said, "The flat yield curve continues to weigh heavily on earnings, as evidenced by the results for the first quarter of 2006. Our primary raw material, deposit funds, have become a dear commodity. Depositors are rate sensitive and naturally expect their hard-earned money to receive a competitive interest rate. As a community bank, we strive to meet the credit needs of local borrowers, and they too are very cognizant of the borrowing costs, and the competitive market in which we operate. National and local interest rates have risen, but the yield curve, representing rates, for various maturities is very flat, offering little opportunity for expanding net interest margin. We have emerged from a multi-year effort to upgrade our operating systems in preparation for greater service demands. Our company is postured to exceed customer expectations and eager to satisfy depositors, borrowers, and in turn, our shareholders.”

Mr. Gulotty continued, “We increased the provision for loan losses during the first quarter of 2006 to $420 thousand. This compares to $240 thousand during the first quarter of 2005. During the first quarter of 2006, we recorded a $981 thousand loan loss for a credit reserved appropriately in the prior year. We recognize that during uncertain economic times, marked by divergent inflation and interest rate expectations, we may experience a modest increase in delinquent loans and the potential for an increase in the level of distressed and problem loans. Although the amount of non-performing loans decreased substantially during the quarter, we increased the provision for loan losses in response to these subtle trends in the credit quality of our loan portfolio.”

Mr. Gulotty remarked, “Although our operating results deviated from our historical performance, we believe the strength of our institution and the demonstrated resilience of our employees will prevail, allowing us to execute our strategic plan to grow the value of the Company through market expansion and the efficient delivery of financial products and services offering tangible value to current and future retail, municipal, commercial, and institutional customers.”

In related business, The Board of Directors, at its meeting held April 28, 2006, declared a quarterly dividend of $0.095 per share payable May 26, 2006 to shareholders of record May 12, 2006.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. The Wilber Corporation is the parent of Wilber National Bank, a national bank chartered in 1874 with 20 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties, and two loan production offices located in Kingston, New York and Syracuse, New York.

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NOTE: This release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited	As of and for the three
	months ended March 31,
Condensed Income Statement	2006	2005(3)
Net interest income	$6,250	$6,311
Provision for loan losses	420	240
Net interest income after provision for loan losses	5,830	6,071
Noninterest income	1,650	1,451
Noninterest expense	4,851	4,590
Income before taxes	2,629	2,932
Income taxes	676	762
Net income	$1,953	$2,170

Share and Per Share Data
Average common shares outstanding (in thousands)	11,146	11,186
Period-end common shares outstanding (in thousands)	11,146	11,178

Net income per share	$0.18	$0.19

Cash dividends declared	$0.095	$0.095

Book value per common share	$6.08	$5.93

Period-end Balances
Total Assets	$760,304	$754,921
Earning Assets	711,444	712,097
Loans, gross	398,955	401,436
Allowance for loan losses	5,976	6,378
Deposits	604,606	599,904
Shareholders’ equity	67,780	66,336

Average Balances
Total Assets	$752,498	$760,091
Earning Assets	710,436	719,323
Loans, gross	401,749	396,144
Allowance for loan losses	6,437	6,278
Deposits	604,367	589,596
Shareholders’ equity	67,662	68,010

Key Ratios
Earnings:
Return on average assets	1.05%	1.16%
Return on average equity	11.71%	12.94%
Net interest margin (tax-equivalent)	3.81%	3.82%
Efficiency ratio (1)	59.36%	56.42%

Asset Quality
Net loan charge-offs to average loans, annualized	1.09%	0.11%
Allowance for loan losses to period-end loans	1.50%	1.59%
Allowance for loan losses to non-performing loans (2)	298%	184%
Non-performing loans to period-end loans	0.50%	0.86%
Non-performing assets to period-end loans and other real estate	0.51%	0.88%

Common Stock Data
The Company’s common stock ($0.01 par value per share) trades on	2006	High Trade	Low Trade	Dividend
the American Stock Exchange (Amex®) under the symbol GIW.	1st Quarter	$10.85	$9.90	$0.095

	2005	High Trade	Low Trade	Dividend
	4th Quarter	$12.00	$10.84	$0.095
	3rd Quarter	$12.27	$11.80	$0.095
	2nd Quarter	$12.45	$12.00	$0.095
	1st Quarter	$12.90	$11.94	$0.095

1)
Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.

(2) Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.
(3) Certain figures have been reclassified to conform with current period presentation.